UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	[ ]

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ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, April 30, 2015, at 5:00 p.m. local time, for the following purposes:

1. The election of 11 directors named in the accompanying proxy statement to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.
4. Proposal C, an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.

The Board of Directors has fixed the close of business on March 2, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:
1. vote via the Internet,
2. vote via the telephone or
3. complete and return the proxy card sent to you.

 For Internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Noel J. Bortle, Secretary
Clayton, Missouri
March 18, 2015

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC

CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof. The meeting will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, April 30, 2015 at 5:00 p.m. local time.

This Proxy Statement and the proxy card were first provided to stockholders on or about March 18, 2015.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1. The election of 11 directors named in this Proxy Statement to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.
4. Proposal C, an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN, A VOTE IN FAVOR OF PROPOSAL B, AND A VOTE IN FAVOR OF “1 YEAR” FOR PROPOSAL C. THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL A.

Who can vote at the meeting? Our Board of Directors has set March 2, 2015 as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on the record date may vote at the Annual Meeting. On the record date, there were 20,022,467 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Internet Availability of Proxy Solicitation and Other Annual Meeting Materials. Rules adopted by the U.S. Securities & Exchange Commission, or SEC, permit us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials to stockholders on or about March 18, 2015. The proxy materials will be posted on the Internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains the following important information:

•	The date, time and location of the annual meeting;

•	A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on www.proxyvote.com and the control number you will use to access the site; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the Annual Meeting by:
• entering a new vote by Internet or telephone;
• returning a later-dated proxy card;
• sending written notice of revocation to the Secretary of the Company; or
• attending the Annual Meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of Common Stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board's director nominees, FOR approval of Proposals A and B, and “1 Year” for Proposal C.

How many votes are required to elect each director? A plurality of votes cast at the Annual Meeting is required for the election of each director, which effectively means that the 11 persons receiving the most votes will be elected as directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to submit his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

How many votes are required to adopt the other proposals? Proposals A-C will be adopted if a majority of the votes cast on the respective proposal are in favor.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan ("Savings Plan"), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your stock in the same manner as other stockholders, i.e., by submitting your voting instructions by telephone or through the Internet or by requesting a proxy card to sign and return. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 27, 2015.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this proxy statement, for the other proposals except for Proposal C, and for “1 Year” for Proposal C. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal A, the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors, Proposal B-the advisory (non-binding) vote to approve our executive compensation, and Proposal C- the advisory (non-binding) vote on the frequency of the advisory vote on executive compensation, are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”
Abstentions and broker non-votes (assuming a quorum is present) will have no effect on the election of directors or on Proposals A-C.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.

________________________

The date of this Proxy Statement is March 18, 2015.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendations of its Nominating and Governance Committee, has nominated for election the 11 persons named below. It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940. Other than Mr. Benoist, all directors who served for any part of fiscal year 2014 have been determined to be independent as defined in Rule 5605(a)(2) of the NASDAQ stock market.

Name of Nominee	Age	Director Since
Peter F. Benoist	67	2002
John Q. Arnold	71
Michael A. DeCola	61	2007
William H. Downey	70	2002
John S. Eulich	64	2010
Robert E. Guest, Jr.	60	2002
James M. Havel	60	2014
Judith S. Heeter	65	2012
Birch M. Mullins	71	1996
James J. Murphy, Jr.	71	2002
Sandra A. Van Trease	54	2005

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

James J. Murphy has been a director of the Company since 2002. Since 1982, Mr. Murphy has been the Chairman of Murphy Company, a mechanical specialty contracting firm. Mr. Murphy has been the Chairman of the Board of the Company since 2008 and served as the Lead Independent Director of the Company from November 2005 through May 2008. He is also a past chairman of the St. Louis Regional Business Council and is currently engaged in various community activities. Mr. Murphy has built a successful, private business and brings a long history of entrepreneurship which is the cornerstone of the Company's strategy of focusing on the banking and wealth management needs of privately-held businesses, their owner families and other success-minded individuals.

Peter F. Benoist has been a director of the Company since 2002. Since May 2008, Mr. Benoist has been the President and Chief Executive Officer of the Company. Mr. Benoist was the Executive Vice President and Chairman and Chief Executive Officer of the Bank from October 2002 through May 2008, and served as the Chairman of the Company’s Board from November 2005 through May 2008. Mr. Benoist was the Executive Director of the St. Louis Regional Housing and Community Development Alliance from 1999 through 2002. He has over thirty years of public company banking experience as an officer and director and has served on public company boards. Mr. Benoist brings deep knowledge of the Company and its business and is the voice of management on the Board.

John Q. Arnold has been nominated to stand for election to the Company's Board of Directors. Mr. Arnold has been a member of Enterprise Bank & Trust's Board since 2008 where he has been chair of the Credit Committee. Previously, he served for many years in governance at St. John's Mercy Health Care, including as Chair of its Board of Directors, and its FAC Committee, as well as chair of the St. John's Mercy Hospital Board and the St. John's Mercy foundation before joining the Mercy Health System Board in 2012. Mr. Arnold served as Executive Vice President of Enterprise Risk Management at Firstar Corporation from 1999 through 2000 and was Chief Credit Officer, Chief Financial Officer, and Head of Private Banking, Trust, and Brokerage at Mercantile Bancorporation from 1991 through 1999. Mr. Arnold received an AB from Dartmouth College in 1966 and an MBA from the Amos Tuck School of Business Administration at Dartmouth.

Michael A. DeCola has been a director of the Company since 2007. Mr. DeCola is currently the President & CEO of HBM Holdings and Chief Executive Officer of Mississippi Lime Company (calcium based chemical products) one of HBM Holdings portfolio companies. Mr. DeCola serves on several private company boards in the St. Louis community and is the past chairman of the St. Louis Regional Business Council. He brings to the Board executive business experience and connections with the St. Louis business community.

William H. Downey has been a director of the Company since 2002. Mr. Downey served as Executive Vice Chair and Director of Great Plains Energy Incorporated, (NYSE: GXP), an electric utility company from May 2011, until his retirement on August 31, 2011 and President, Chief Operating Officer and director from 2003 to May 2011. Mr. Downey was also the President and Chief Operating Officer of Great Plains Energy’s subsidiary, Kansas City Power & Light Company from 2008 to 2011, and served as Chief Executive Officer from 2003 to 2008. In addition, he had served as President and Chief Operating Officer of Greater Missouri Operations, a subsidiary of Great Plains Energy since 2008. He joined the Board of Directors of BPL Global Inc, Ltd. (BPLG), a smartgrid technology company, in December, 2011 and resigned with the Company's sale in June 2013. In December 2013 Mr. Downey joined the Board of Versify Solutions, Inc., a software solutions energy asset optimization company. Mr. Downey also provided advisory services to the Kansas City water services department as an employee of Burns and McDonnell Engineering from January 2012 to December 2014. Mr. Downey’s broad strategic experience and knowledge of operations along with his experience in a publicly traded utility company and the related experience in regulatory relations at both a federal and state level is an asset for the board.

John S. Eulich has been a director of the Company since 2010. Mr. Eulich has been the Chairman and Chief Executive Officer of Aspeq Holdings, Inc. (dba INDEECO), a manufacturing company, since 2005. He has been a member of the Enterprise Bank & Trust Board of Directors since July 2009. Since 2005, Mr. Eulich has also been a director of LMI Aerospace, Inc. (NASDAQ: LMIA) where he currently serves as lead director and is a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and familiar with the needs of privately-held businesses. He also is engaged in the St. Louis community through various boards.

Robert E. Guest, Jr. has been a director of the Company since 2002. Since 2007, Mr. Guest has been a partner at The Affinity Law Group. Mr. Guest was a partner at Doster Mickes James Ullom Benson & Guest, LLC, a law firm, from 2005 through 2007, and prior to that he was a partner at the law firm of Benson & Guest LLP, from 1986 through 2005. Mr. Guest brings significant legal experience in commercial activities and merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel was appointed to the Board on March 6, 2014. Beginning January 1, 2015, Mr. Havel was named Executive Vice President and Chief Financial Officer of Express Scripts Holding Company, a Fortune 50 Pharmacy Benefits Management company. Beginning in April 2011 and through December 31, 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings, a prominent St. Louis-based wholesaler of premium wine and spirits, craft beer and non-alcoholic beverages. As an independent management consultant from July 2010 through April 2011 with Havel Associates, LLC, Havel advised public and private companies on acquisitions and strategic planning. Prior to July 2010 and beginning in 1976, Mr. Havel held positions with Ernst & Young LLP.

Judith S. Heeter has been a director of the Company since 2012. Since February 2011, Ms. Heeter has served as president of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded. From 1990 to 2010, Ms. Heeter served as Director of Business Affairs and Licensing for the Major League Baseball Players Association. Also from 1989 until February 2011, Ms. Heeter was a partner with the law firm of Polsinelli Shugart P.C. Ms. Heeter currently serves on the Board of Directors of Missouri Employers Mutual Insurance Company, serving as Chairperson since December 2011. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced as an attorney for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations. She also has a significant business network within the Kansas City community.

Birch M. Mullins has been a director of the Company since 1996. He has been the President of Baur Properties, a real estate investment company, since 1988. Mr. Mullins is a successful real estate investor and brings expertise in St. Louis commercial real estate.

Sandra A. Van Trease has been a director of the Company since 2005. Since 2004, Ms. Van Trease has been the Group President of BJC HealthCare, a not-for-profit operator of hospitals and the largest healthcare institution in the St. Louis area. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004, and she was President, Chief Financial Officer and Chief Operating Officer of RightChoice, a health insurance company, from 2000 through 2002. Ms. Van Trease has been a director of Peabody Energy (NYSE: BTU) since 2002, where she has served as a member of their Audit Committee, and as a member and is currently chair of their Health, Safety, Security and Environmental Committee. Ms. Van Trease is also a Certified Public Accountant. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued advisor and highly qualified to serve on our board and its committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All Committee members are appointed by the Board. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules.

The Board met six times in 2014. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2014. The Company’s Board of Directors periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairman. While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All 11 of the then current members of the Board attended the 2014 annual meeting.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2014.

	Fees Earned or Paid in Cash	Stock Awards	Total Annual Compensation
Name	($) (a)	($)	($)
Michael A. DeCola	1,056	38,444	39,500
William H. Downey	18,529	14,221	32,750
John S. Eulich	13,240	35,960	49,200
Robert E. Guest, Jr.	28,861	14,589	43,450
James M. Havel	36	23,964	24,000
Judith S. Heeter	23,294	20,706	44,000
Lewis A. Levey (b)	6,009	5,991	12,000
Birch M. Mullins	3,551	37,949	41,500
James J. Murphy, Jr.	31	62,469	62,500
Brenda D. Newberry	16,531	16,469	33,000
John M. Tracy (b)	28	17,972	18,000
Sandra A. Van Trease	1,054	40,446	41,500

(a) Includes fractional shares paid in cash.
(b) Mr. Levey and Mr. Tracy did not stand for re-election at the Company's May 2014 meeting.

Effective July 1, 2014, the board service fees were increased as described below. Prior to July 1, 2014, non-employee Directors received a $12,000 annual retainer and $1,000 per board meeting attended. For Committee service, the Chairpersons received an additional retainer as follows: Audit Committee ($10,000), Compensation Committee ($8,000) and Nominating and Governance Committee ($6,000). Non-Chairperson committee members received $750 per committee meeting attended. Chairman Murphy received only an annual fee of $50,000. Effective July 1, 2014, non-employee Directors received a $20,000 annual retainer and $1,250 per board meeting attended. Committee Chairperson retainers were unchanged. Non-Chairperson committee members receive $1,000 per committee meeting attended. Chairman Murphy received only an annual fee of $75,000. The amounts reported above for 2014 reflect the annual retainers under the new pay structure and were prorated to reflect the mid-year increase in fees.

Directors also receive attendance fees and stipends for service on the Board of Directors of Enterprise Bank & Trust and representing the holding company board on the Bank's advisory boards. In 2014, Mr. Eulich received cash fees of $12,200 for his services on the Bank's board of directors. Mr. Downey and Ms. Heeter each received cash fees of $1,500, for their service on the Bank's Kansas City Regional Advisory Board. Mr. Guest received a stipend of $10,200 for his service as Chairperson of the Clayton Advisory Board, and $1,500 for his service on the Bank's Kansas City Regional Advisory Board.

Directors select whether to receive their holding company board compensation in 100% common stock or 50% cash / 50% common stock. Shares issued are calculated using the fair value on the date of payment and are not subject to vesting requirements. The shares are issued under the stockholder approved Stock Plan for Non-Management Directors.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting. In addition, approved Executive Committee minutes are shared with all Directors. In 2014, the committee met six times.

The Committee consists of six members, including five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2014, the independent members of the Executive Committee consisted of Directors Murphy (Committee Chairman), DeCola, Van Trease, Heeter, and Eulich. The non-independent member of the Committee was Director Benoist.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous "whistleblower" reporting system. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s chief financial officer, its director of internal audit, Deloitte & Touche LLP and management. The Committee chair periodically meets between formal Committee meetings with the Company’s chief financial officer, its director of internal audit, and Deloitte & Touche LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the NASDAQ independence standards. In 2014, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Newberry, Guest, Downey, and Havel. The Audit Committee met five times in 2014.

The Board of Directors has determined that Directors Guest, Havel, and Van Trease satisfy the requirements of an “ audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, or have been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, or have for the past three years, been an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available on the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by Deloitte & Touche LLP of the services covered by the audit fees is compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 35 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the stockholders’ annual meeting. The charter for the Nominating and Corporate Governance Committee may be found at the Company’s website at www.enterprisebank.com. The Committee also recommends membership on Board committees, reviews and assesses the Company's governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Committee meet the NASDAQ independence standards. Nominating and Corporate Governance Committee members for 2014 were Directors Heeter (Committee Chairperson), Newberry, Mullins, and Murphy. The Committee met four times in 2014.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. The Nominating and Corporate Governance Committee identified Mr. Arnold and recommended him for election to the Board. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the stockholder’s name, address and number of the Company’s shares owned by the stockholder along with the nominee’s name and qualifications in accordance with the procedures set forth in our bylaws, as described in Proposals of Stockholders on page 36. No stockholder has properly nominated anyone for election as a director at the Annual Meeting.

There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating and Corporate Governance Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate nominees for directors submitted by stockholders in the same manner in which it evaluates other director nominees.

Stockholders may communicate directly to the Board of Directors, including individual directors, by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105. All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairperson of the Nominating and Corporate Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

The Compensation Committee consists of Directors DeCola (Committee Chairman), Eulich, Mullins and Murphy. The Compensation Committee met seven times in 2014. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Committee are set forth in its charter, which is available on the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2014, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Compensation Committee Report appears on page 21 of this Proxy Statement.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 2, 2015, are as follows:

Name	Age	Principal Business Occupation During the Past Five Years
Peter F. Benoist	67	President and Chief Executive Officer of Enterprise Financial Services Corp since May 2008.
Scott R. Goodman	51
President, Enterprise Bank & Trust since April 2013. Executive Vice President, Director of Commercial Banking & Wealth Management from May 2012 through April 2013. Senior Vice President, Senior Loan Officer and President of the St. Louis Region, Enterprise Bank & Trust from January 2009 through May 2012.

Stephen P. Marsh	59	Executive Vice President, Chairman and Chief Credit Officer of Enterprise Bank & Trust since April 2003.
Mark G. Ponder	44
Senior Vice President and Controller of Enterprise Financial Services Corp since March 2012. Controller of Corizon Health, Inc. from July 2010 through March 2012. Director of Financial Reporting and Treasury of Centene Corporation from 2006 through 2010.

Frank H. Sanfilippo	52
Executive Vice President and Chief Operating Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since October 2013. Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp from June 2001 through October 2013.

Keene S. Turner	35
Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since November 2013. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013. Vice President, Griffin Financial Group LLC, an investment banking firm, from February 2009 through January 2010. Assurance & Advisory Business Services, Ernst & Young, LLP, a professional services firm, from 2001 through February 2009.

Loren E. White	58
Senior Vice President and Head of Human Resources of Enterprise Bank & Trust since February 2014. Vice President of Talent Management & Organization Development of Corizon Health, Inc. from August 2012 through February 2014. Senior Director of Human Resources of Corizon Health, Inc. from October 2008 through August 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our Chief Executive Officer, Chief Financial Officer and the three most highly compensated other executive officers (our "Named Executive Officers") for fiscal year 2014, including our overall compensation philosophy, components of compensation that we provide, and the objectives and intended incentives of our compensation programs. Our “Named Executive Officers” for fiscal year 2014 were as follows:

Name	Title	Age

Peter F. Benoist	President and Chief Executive Officer	67
Keene S. Turner	Executive Vice President and Chief Financial Officer	35
Stephen P. Marsh	Executive Vice President, Chairman and Chief Credit Officer - Enterprise Bank & Trust	59
Scott R. Goodman	President - Enterprise Bank & Trust	51
Frank H. Sanfilippo	Executive Vice President - Chief Operating Officer	52
Richard C. Leuck*	Executive Vice President, President of Consumer Banking and Branch Distribution - Enterprise Bank & Trust	57

* Richard Leuck's employment with the Company was terminated on September 30, 2014 but he is included in the list of our Named Executive Officers for the 2014 fiscal year under applicable rules of the Securities and Exchange Commission.

Compensation Objectives
Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•	Compensation will include a substantial performance-based component which is:

•	based on clearly defined goals;

•	aligned with measurable business results, appropriate risk management and increase in stockholder value; and

•	linked to successful implementation of our business plan.

•	Compensation is designed to attract, motivate and retain valuable performers.

•	Compensation will be fair and competitive based on market data.

Alignment. We believe our compensation system is operating consistent with these principles and that our executive compensation is aligned with the Company’s performance. Mr. Benoist’s total compensation, as measured in the Summary Compensation Table, has been closely correlated with performance of our stock, based on its year end closing price.

Shareholder Approval. Our stockholders have consistently approved our executive compensation program by high margins in every stockholder advisory vote on executive compensation that we have conducted. Last year, stockholders approved our executive compensation program by a ratio of 98.9% of votes cast. These votes are advisory and not binding upon the Committee, however the Committee takes the outcome of the votes into consideration in making executive compensation decisions. The Committee works with management and its outside advisors to provide improved disclosure of our executive compensation program in the Company’s proxy statements.

Overview of the Compensation Process
The Compensation Committee of the Board of Directors (the “Committee”) administers the Company's executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company's compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other associates of the company. Other than with respect to Named Executive Officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management's recommendations with respect to these matters. In the case of our non-executive associates, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation practices to determine that they do not encourage inappropriate risk to the Company.

Committee Agendas, Scheduling, and Keeping of the Minutes. The Committee Chairman, with input from the Committee, works with the Company's Senior Vice President of Human Resources, in preparing the agenda and calendar for the year. The Corporate Secretary takes minutes of the Committee's meetings. The Committee reviews and approves all minutes. The minutes are shared with the full Board upon approval.

Performance Reviews. Each of our executive officers performs an annual self-evaluation of his or her performance. Our Chief Executive Officer conducts performance evaluations or has final approval over performance evaluations for the other Named Executive Officers. The Executive Committee conducts the annual performance evaluation of our Chief Executive Officer, with input from the non-employee members of the Board. The Executive Committee discusses the Chief Executive Officer’s performance with the full board, excluding any employee directors and reports the Chief Executive Officer’s leadership rating to the Compensation Committee.

The performance review of our executive officers includes individual performance criteria consisting of financial and operational performance goals for specific lines of business, management of risk and development of teams and leadership.

The performance review of our Chief Executive Officer is based on the financial performance of the Company, the increase in stockholder value, growth in the human capital of the organization, succession planning, input from the outside members of the Board of Directors, the Company's overall management of risk, and development and execution of our strategy. The Committee discusses the Executive Committee's evaluation of the Chief Executive Officer without the Chief Executive Officer being present. A Committee member presents the Committee's decisions for compensation of each executive officer to the full Board of Directors.

Compensation Consultant. In 2014, the Committee again engaged Pay Governance to provide consulting services with respect to executive compensation. Pay Governance does not own any securities of the Company, nor do the consultants have any other business relationships with the Company or other individual associates. The Committee decides the nature and scope of any compensation consultant’s assignments and the Chairman of the Committee, with the Senior Vice President of Human Resources, approves the budget and invoices relating to consultants.

Pay Governance’s work for the Committee in 2014 included: (i) review and analysis of compensation data from the peer group of 23 companies discussed below for purposes of analyzing the competitiveness of the Company’s compensation for executive officers and (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation. In 2014, Pay Governance provided no material services to the Company separate from its service to the Committee.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•	Base salary;

•	Short-term annual incentives;

•	Equity compensation elements such as performance contingent grants of stock; and

•	Other elements that to date have been reported publicly under SEC rules.

•	The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable assets size to the Company with operations in markets that are geographically comparable to the Company’s markets. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee's objective is to offer total target compensation for Named Executive Officers that is competitive with the Company's peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company's executive compensation by comparisons to the peer group, including median compensation for executives having comparable responsibility at financial institutions of comparable asset size.

In 2014, our peer group consisted of the following 23 component companies:

Arrow Financial Corporation	Lakeland Financial Corp.
Bank of the Ozarks, Inc.	MidWest One Financial Group, Inc.
BNC Bancorp	Pinnacle Financial Partners Inc.
Cardinal Financial Corp.	QCR Holdings Inc.
CoBiz Financial Inc.	Republic Bancorp Inc.
Eagle Bancorp, Inc.	Simmons First National Corporation
Fidelity Southern Corporation	Southside Bancshares Inc.
Financial Institutions Inc.	Southwest Bancorp Inc.
First Financial Bankshares Inc.	Suffolk Bancorp
First of Long Island Corp.	SY Bancorp Inc.
Heartland Financial USA Inc.	Tompkins Financial Corp.
Home Bancshares, Inc. (Conway, AR)

The only changes in the peer group from 2013 to 2014 were the result of mergers and acquisitions affecting the component companies. As the Company's size and operations change, the Committee will evaluate, with the advice of its compensation consultants, whether changes should be made to the peer group.

In addition to comparisons to the peer group, and in the interest of taking internal equity into account, the Committee examines the relationship of one Named Executive Officer's total compensation and components to other Named Executive Officers.

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company's goals and objectives. Based on this review, the Committee approves, and reports to the Board of Directors its decisions regarding the base salary, short term incentive compensation targets and long-term equity awards for our Named Executive Officers for the current year, as well as short term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists of three components:

•	base salary,

•	short-term annual incentive awards, and

•	long-term equity incentive compensation.

We also provide modest levels of perquisites, described later, to our Named Executive Officers. Named Executive Officers may elect to participate in a Deferred Compensation Plan that is available to certain other executives as well. We do not provide any executive benefits in the form of supplemental executive retirement plans, top hat plans, or special health care plans. Named Executive Officers also participate in other associate benefit programs that are provided or available to the general associate population such as health care, disability, life insurance and a defined contribution plan. These programs are described later. The Summary Compensation Table on page 24 provides additional information.

The Committee does not have a firm policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. We use base salary to recognize and compensate for requisite competencies, experience, and knowledge that we believe our Named Executive Officers must possess. In setting base salaries, the Committee considers the Named Executive Officer's experience, the difficulty that might be encountered in replacing the Named Executive Officer, and how limited the pool of qualified people might be. The Committee also considers comparisons to the peer group to determine competitive levels of base salary for Named Executive Officers.

With recommendations from the Chief Executive Officer and the Senior Vice President of Human Resources, the Committee annually reviews Named Executive Officer base salaries based on individual and Company performance, the individual's level of responsibility, peer group competitive data, internal equity considerations, compensation history, and terms and conditions of each Named Executive Officer's employment agreement.

Based primarily on comparisons to our peer group, in 2014 no Named Executive Officers received an increase in base salary, except for Mr. Sanfilippo who received an 11% raise to appropriately reflect his responsibilities in his role as Chief Operating Officer of the Bank.

Short-Term Annual Incentives. We use short-term incentive programs to drive an executive's performance in a given year by focusing on key goals. Our short-term incentive program sets a threshold, target and exceptional level of short-term incentive awards that a Named Executive Officer is eligible to earn. In the first quarter of each year, our Chief Executive Officer and the Senior Vice President of Human Resources, with the input of other members of management where appropriate, present proposed performance grids to the Committee for review and approval. For other executives, the Chief Executive Officer of the Company reviews the goals and sets the potential incentive amounts for each goal and performance level. The relative importance of each goal to all goals is determined. The relative weighting determines potential incentive payments for each goal. The Committee uses comparisons to the Company's peer group to determine target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The Committee retains discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to the maximum incentive amount permitted in the Annual Incentive Plan approved by our stockholders. Short-term annual incentives for 2014 were payable in cash.

The Company's 2014 short term incentive program utilized four goals that were applied across all Named Executive Officers. The Committee believes these goals align executives' incentives with the Company's stockholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management. The minimum target amount of annual incentives for Mr. Benoist is set forth in his employment agreement.

All Named Executive Officers had the same three Company performance goals and weightings for the 2014 Short-Term Incentive Plan. Following is a summary of the Company performance goals and the actual results of the Company for fiscal 2014.

(in thousands)	% Weight At Target	Threshold	Goals Target	Exceptional	Actual
Core Bank Pre-Tax Income	40%	$25,006	$31,258	$34,384	$34,123
Classified Assets	20%	$110,000	$90,000	$80,000	$77,898
Fee Income	20%	$23,353	$25,948	$28,543	$25,493

The Core Bank Pre-Tax Income goal is measured as income before tax expense without direct income and expenses related to assets covered under FDIC loss share arrangements, as well as an internal estimate of associated asset funding costs. The Committee has discretion to make adjustments for non-recurring or extraordinary items. In determining Core Bank Pre-Tax Income for 2014, the Company excluded the effects of a (i) prepayment penalty of $2.9 million, or $0.09 per diluted share, which occurred in the fourth quarter in connection with refinancing of an aggregate of $50.0 million of advances from the Federal Home Loan Bank of Des Moines at lower interest rates and (ii) a facilities charge of $1.0 million, or $0.03 per diluted share, also incurred in the fourth quarter in connection with the relocation of the Company’s wealth management group into the Company’s headquarters. The Committee determined that adjustment for these expenses was appropriate because the actions are expected to reduce the Company’s costs in future periods.

The Asset Quality goal is measured by calculating the “classified assets” of the Company's banking subsidiary (excluding assets under FDIC loss-share agreements).

The Fee Income goal is measured by revenues from the Company’s trust, private banking, international, mortgage, tax credits, new market tax credit sales and treasury services.

In addition to the above three Company-based goals, 20% of each Named Executive Officer’s short term incentive award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four points. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four.

Following is a summary of the value of short term incentive awards for Named Executive Officers in fiscal 2014 at the threshold, target and exceptional levels and the amount paid based on actual performance:

		Threshold	Target	Exceptional	Actual
Peter F. Benoist
	Award Value	$87,500	$175,000	$262,500	$230,261
				% of Target	131.6%
Keene S. Turner
	Award Value	$50,000	$100,000	$150,000	$131,578
				% of Target	131.6%
Stephen P. Marsh
	Award Value	$37,500	$75,000	$112,500	$94,933
				% of Target	126.6%
Scott R. Goodman
	Award Value	$37,500	$75,000	$112,500	$94,933
				% of Target	126.6%
Frank H. Sanfilippo
	Award Value	$28,750	$57,500	$86,250	$72,782
				% of Target	126.6%

Richard Leuck did not receive a short term incentive award as a result of the termination of his employment on September 30, 2014.

The summary above does not include Mr. Benoist’s retention bonus of $250,000 paid pursuant to his employment agreement. For more information see the discussion under the heading “Retention Payments to Mr. Benoist,” below.

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our Named Executive Officers include:

•Aligning incentives with increases in stockholder value;
•Using long-term incentives to attract and retain talented executives;
•Encouraging long-term risk management practices; and
•Using long-term incentives as a tool to define, encourage, and promote high performance.

The Committee also considers the comparisons to the 23 bank peer group discussed above to determine competitive levels of long-term incentive compensation and the share of total compensation comprised by long-term incentive awards.

Grants under the Long-Term Incentive Plan are currently in the form of performance contingent stock which vests upon achievement of performance goals during a three year performance period. Previously, the Company made awards using restricted stock units (“RSUs”) or shares of restricted stock. The Committee believes that awards of performance contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers.

We believe the following characteristics of our Long-Term Incentive Plan provide our executive officers with incentives for long term performance and prudent risk-management:

•	The value of awards are intrinsically tied to Company performance relative to a comparison group selected to represent companies with performance characteristics similar to the Company’s;
•The plan clearly aligns interests of Company managers with the economic interests of stockholders;
•The incentives provide no value until the performance period is over and performance has been achieved;
•The plan facilitates retention of executives as awards are subject to a three year performance period; and
•The plan promotes stock ownership by management.

Compensation under the Long-Term Incentive Plan involves two steps:

•
Grant: A participant first receives a “grant”, which is the setting of performance standards and the amount of incentives which will be awarded if those standards are satisfied. The performance period is typically three years.

•	Award: If the performance standards are satisfied, the participant receives an “award” of the equity incentives. Currently, awards are in the form of fully vested shares of stock.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers and pools of other associates of the Company. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation and marketplace information, including information provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer. The Committee approves the aggregate value of grants and the performance goals applicable to non-executive associates. Grants for our Named Executive Officers are denominated in shares.

Awards for 2012-2014 Performance Period
Grants for the 2012-2014 Performance Period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) relative total shareholder return measured against a comparison group of 40 banks and bank holding companies with assets between $1.0 billion and $10.0 billion, commercial loans greater than 20% of the total loans and consumer loans less than 10% of total loans, and (2) cumulative earnings per share. The institutions in the total shareholder return comparison group were selected because their size and mix of loan products allow for meaningful comparison of the Company’s performance.

The performance goals and actual performance for the period are set forth below:

Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal	Actual
Relative Total
Shareholder Return	50%	50th percentile	65th percentile	90th percentile	17th percentile
Cumulative EPS	50%	$3.52 per share	$4.02 per share	$4.52 per share	$4.57 per share
	100%

In determining actual performance against the cumulative EPS goal, the Company excluded the effects of (i) prepayment penalties incurred in 2014, approximately $0.09 per diluted share, in connection with refinancing of an aggregate of $50.0 million of advances from the Federal Home Loan Bank of Des Moines at lower interest rates and (ii) a facilities charge of $0.03 per diluted share incurred in the fourth quarter of 2014 in connection with the relocation of the Company’s wealth management group into the Company’s headquarters.  The Committee determined that adjustment for these expenses was appropriate because the actions are expected to reduce the Company’s costs in future periods.  The Committee did not exclude the effects of a similar prepayment penalty incurred in 2013 as a portion of this penalty was recovered in 2014 through lower borrowing costs.

For each goal, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value. Based on the Company's actual performance during the performance period, in 2015 the Company made no LTIP awards with respect to the relative total shareholder return goal and paid the cumulative earnings per share goal at the exceptional level. This resulted in awards at 75% of the aggregate target level. Our Named Executive Officers received the following respective awards under the Long-Term Incentive Plan for the 2012-2014 performance period:

Named Executive	2012-2014 LTIP Award
Peter F. Benoist	25,190 shares
Stephen P. Marsh	7,560 shares
Scott R. Goodman	6,300 shares
Frank H. Sanfilippo	5,040 shares

A portion of the shares awarded to Mr. Benoist and Mr. Marsh for the 2012-2014 performance period were in the form of long-term restricted stock satisfying the requirements of the United States Treasury’s Capital Purchase Program, which the Company exited in November 2012. The shares of long term restricted stock are subject to a two year minimum holding period. The remainder of shares awarded was in the form of immediately vested common stock. Mr. Leuck received no award for the 2012-2014 performance period as a result of the termination of his employment prior to the end of 2014. Mr. Turner joined the Company in 2013 and his first grant of an opportunity under the long term incentive plan was for the 2014-2016 performance period.

Open Grants for 2013-2015 and 2014-2016 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2013-2015 and 2014-2016 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table on page 24 and the Grants of Plan-Based Awards table on page 27. Subject to achievement of the performance goals described below, open grants to Named Executive Officers under these Long-Term Incentive Plans will be paid in the form of immediately vested shares of common stock.

2013 - 2015 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$4.50 per share	$5.00 per share	$5.50 per share
	100%

2014 - 2016 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$3.79 per share	$4.29 per share	$4.79 per share
	100%

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the All Other Compensation - Supplemental Table on page 26 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided an annual Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or executive retirement plans or provide for post-retirement benefits.

Allocation of Compensation Components in 2014
Below is a summary of the allocation of compensation by our Named Executive Officers for 2014.

Name	Base Salary (1)	Bonus (2)	Short-term Annual Incentive Compensation (3)	Long-term Incentive Compensation (4)	NEO Perquisites (5)	Total
Peter F. Benoist	38%	21%	19%	20%	2%	100%
Keene S. Turner	48%	—%	25%	16%	11%	100%
Stephen P. Marsh	61%	—%	19%	14%	6%	100%
Scott R. Goodman	50%	—%	17%	13%	20%	100%
Frank H. Sanfilippo	62%	—%	18%	15%	5%	100%
Richard C. Leuck (6)	35%	—%	—%	40%	25%	100%

(1) Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” above.

(2) Mr. Benoist’s annual compensation for 2014 includes his retention bonus of $250,000 paid pursuant to an amendment to his employment agreement.

(3) For more information, see the heading “Short-term Annual Incentives” above.

(4) For more information, see the heading “Long-term Incentive Compensation” above.

(5) Named Executive Officer Perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” above.

(6) Mr. Leuck’s long term incentive compensation includes the effects of acceleration of vesting of 11,313 previously awarded restricted stock units in connection with termination of his employment on September 30, 2014.

Severance Agreements
We have entered into agreements with our NEOs granting them “double trigger” change in control severance benefits (i.e. the benefit is triggered if the executive is terminated or not offered continued employment upon a change in control of the Company). The amount of the change in control payment is generally two years’ combined base and annual incentive compensation. In addition, the Company's 2013 Incentive Stock Plan provides for vesting of outstanding awards and grants upon a change in control. The Committee believes these agreements serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the NEOs would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of senior management. In addition, our agreements with our Named Executive Officers generally provide for severance payments upon a termination without cause of up to one year’s combined base and annual incentive compensation. Information on applicable payments under such agreements for Named Executive Officers is contained under the heading “Potential Payments Upon Termination or Change in Control” on page 30.

Retention Payments to Mr. Benoist
On March 25, 2013, the Company agreed to provide Mr. Benoist with retention bonus opportunities of $250,000 each if he remained continuously employed with the Company through December 31, 2013 and December 31, 2014, respectively. More information concerning the retention payments is contained under the heading “Executive Employment Agreements” on page 22.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company's chief executive officer and four other highest compensated officers in any tax year. The Committee generally administers the Company’s long-term and short-term incentive plans to attempt to be eligible for deduction under Section 162(m). However, the Committee retains the flexibility to award compensation which does not meet the deductibility requirements of 162(m) if necessary to achieve the objectives described in this discussion.

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company's stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at its purchase price or, in the case of stock awarded under the Company's compensation plan, at its value at the time of the Award. The table below shows the guidelines for Named Executive Officers by executive level.

TITLE	STOCK OWNERSHIP GOAL
Chief Executive Officer / President	Greater of 50,000 shares or 5 x Base Salary
All Other Named Executive Officers	Greater of 25,000 shares or 2.5 x Base Salary
Non-Employee Directors	$250,000*

*Non-employee directors are expected to own, or to acquire such amount within five years after the date of becoming a director.

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael A. DeCola, Chairman	John S. Eulich	Birch M. Mullins	James J. Murphy, Jr.

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Benoist
Effective May 1, 2008, the Company entered into an Executive Employment Agreement with Mr. Benoist. The agreement, as amended, specifies that Mr. Benoist will serve as President and Chief Executive Officer until December 31, 2016. In exchange for Mr. Benoist's extension of his term of employment, the Company agreed to provide Mr. Benoist with a retention bonus opportunity. Under this arrangement, Mr. Benoist received two cash payments of $250,000 as he remains continuously employed with the Company through December 31, 2013 and December 31, 2014, respectively.

Mr. Benoist's agreement provides him with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Benoist. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination. If the Company terminates Mr. Benoist “other than for cause”, he will also be paid as severance compensation the amount of one year base salary and the average of the two most recent years of annual incentives prior to his termination, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon “voluntary” termination, termination “for cause”, disability or death, neither Mr. Benoist nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Sanfilippo
Effective as of December 1, 2004, the Company entered into a Key Executive Employment Agreement with Mr. Sanfilippo. Mr. Sanfilippo's agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Sanfilippo with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Sanfilippo. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

Upon "termination other than for cause" (as defined in the agreement) Mr. Sanfilippo is entitled to payment of one year of base salary and target level bonus, paid in a single lump sum 60 days after termination.

If Mr. Sanfilippo is terminated in a “change in control,” or terminated “other than for cause” while the Company is engaged in bona fide discussions regarding a potential “change in control”, he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Sanfilippo nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Turner
Effective as of September 13, 2013, the Company entered into a Key Executive Employment Agreement with Mr. Turner. Mr. Turner's agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

Upon "termination other than for cause" (as defined in the agreement) Mr. Turner is entitled to payment of one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested.

If Mr. Turner's employment is terminated in a "change of control" he will be paid as severance two years of base salary and target level bonus in a lump sum payment 10 days after the change of control occurs, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Marsh
Effective as of July 1, 2008, the Company entered into a Key Executive Employment Agreement with Mr. Marsh. The agreement, as amended, provides for a continuous term until terminated in accordance with its provisions.

The agreement provides Mr. Marsh with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment. The reason for termination determines the amount of severance compensation, if any, due to Mr. Marsh. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination. If the Company terminates Mr. Marsh “other than for cause,” he will also be paid as severance compensation the amount of 12 months base salary in a discounted lump sum. If he is terminated in a “change in control,” he will be paid as severance compensation two years of base salary and two years of target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Marsh nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Leuck
On September 29, 2014, the Company entered into an Employment and Separation and Release Agreement under which Mr. Leuck left the Company September 30, 2014.  Under the terms of the agreement Mr. Leuck will be paid, over a two year period, severance pay in the amount of $656,396 representing two years of base salary plus an amount equal to the average of his bonus compensation for the two years preceding termination.  Additionally, 11,313 previously awarded restricted stock units were vested. The agreement also had confidentiality and non-compete provisions for a period of two years after termination of his employment.

Executive Employment Agreement with Mr. Goodman
Effective as of January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

Upon termination without "cause" (as defined in the agreement) or a "constructive termination" (as also defined in the agreement), Mr. Goodman is entitled to payment of one year of base salary and target level bonus, paid in a lump sum.

If Mr. Goodman's employment is terminated by the Company without cause or Mr. Goodman experiences a Constructive Termination (i) within three months prior to and in contemplation of a Change in Control (as defined in the agreement) or (ii) one year following a Change in Control, Mr. Goodman will be entitled to severance pay equal to two year's base salary, plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company's NEOs for years ended December 31, 2014, 2013 and 2012.

		Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1)	(2) (3) (4)	(5)	(6)	Total ($)
Peter F. Benoist	2014	459,637	250,000	246,775	230,261	32,780	1,219,453
President and Chief Executive	2013	457,406	250,000	392,756	269,340	32,530	1,402,032
Officer	2012	446,050	—	504,591	33,994	44,699	1,029,334
Keene S. Turner	2014	260,000	—	85,159	131,578	59,974	536,711
Executive Vice President and	2013	55,151	95,000	157,356	—	22,125	329,632
Chief Financial Officer
Stephen P. Marsh	2014	296,138	—	68,065	94,933	29,927	489,063
Executive Vice President;	2013	294,700	—	117,742	134,670	29,677	576,789
Chairman and Chief Credit Officer - Enterprise Bank & Trust	2012	286,373	—	197,476	18,323	29,277	531,449
Scott R. Goodman	2014	285,858	—	76,457	94,933	117,417	574,665
Executive Vice President;	2013	284,348	—	208,078	121,203	25,706	639,335
President - Enterprise Bank & Trust	2012	266,618	—	78,036	99,840	24,885	469,379
Frank H. Sanfilippo	2014	256,233	—	59,674	72,782	21,891	410,580
Executive Vice President and	2013	235,400	—	78,494	87,527	21,641	423,062
Chief Operating Officer	2012	236,198	—	62,429	91,328	21,391	411,346
Richard C. Leuck	2014	193,349	—	223,186	—	142,897	559,432
Executive Vice President;	2013	245,108	—	78,494	107,736	28,823	460,161
President of Consumer Banking and Branch Distribution - Enterprise Bank & Trust	2012	240,666	—	62,429	94,058	35,629	432,782

(1)
Mr. Benoist received a $250,000 cash bonus for his employment with the Company as of December 31, 2014 and 2013 as defined in his amended contract. In lieu of participation in the 2013 Short-Term and Long-Term incentive plans, Mr. Turner received a $25,000 cash bonus on commencement of his employment and a $70,000 cash bonus at the end of 2013.

(2)
The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 17 - Compensation Plans included in the Company's 2014 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015. Mr. Leuck's grants for all periods were forfeited upon termination.

(3)
On February 17, 2015, the shares earned for the 2012 LTIP grant were paid in shares of Company stock. The actual number of shares that were awarded was as follows: Mr. Benoist, 25,190, Mr. Marsh, 7,560, Mr. Goodman, 6,300, and Mr. Sanfilippo, 5,040. For the 2013 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 41,430, Mr. Marsh, 12,420, Mr. Goodman, 11,400, and Mr. Sanfilippo, 8,280. For the 2014 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 23,820, Mr. Turner, 8,220, Mr. Marsh, 6,570, Mr. Goodman, 7,380, and Mr. Sanfilippo, 5,760. These grants are discussed in further detail under the heading “Long-Term Incentive Compensation.”

(4)
The 2014 figure for Mr. Leuck includes the value of 11,313 shares of stock, with a value of $189,153, which were vested pursuant to the terms of his separation agreement. The 2013 amounts also reflect the grant date fair value of awards to Mr. Turner and Mr. Goodman. In 2013, Mr. Turner received 9,300 restricted stock units, which are subject to pro rata vesting over three years upon joining the Company. In 2013, Mr. Goodman received 5,800 restricted stock units which are subject to pro rata vesting over five years in recognition of his promotion to President - Enterprise Bank & Trust.

(5)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Short-Term Annual Incentives.”

(6)	This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name and Principal Position	Year	401(k) Match	Car Allowance (1)	Club Dues	Life Insurance	Other Cash Bonus	Other Comp	Total
Peter F. Benoist	2014	13,000	7,200	6,000	6,430	150	—	32,780
President and Chief Executive	2013	12,750	7,200	6,000	6,430	150	—	32,530
Officer	2012	12,500	7,200	6,000	18,999	—	—	44,699
Keene S. Turner (2)	2014	13,000	7,200	—	—	150	39,624	59,974
Executive Vice President and	2013	—	1,500	—	—	—	20,625	22,125
Chief Financial Officer
Stephen P. Marsh	2014	13,000	7,200	7,200	2,377	150	—	29,927
Executive Vice President;	2013	12,750	7,200	7,200	2,377	150	—	29,677
Chairman and Chief Credit Officer - Enterprise Bank & Trust	2012	12,500	7,200	7,200	2,377	—	—	29,277
Scott R. Goodman (4)	2014	13,000	7,200	95,526	1,541	150	—	117,417
Executive Vice President	2013	12,750	7,200	4,065	1,541	150	—	25,706
President - Enterprise Bank & Trust	2012	12,500	7,200	4,065	970	150	—	24,885
Frank H. Sanfilippo	2014	13,000	7,200	—	1,541	150	—	21,891
Executive Vice President and	2013	12,750	7,200	—	1,541	150	—	21,641
Chief Operating Officer	2012	12,500	7,200	—	1,541	150	—	21,391
Richard C. Leuck (3)	2014	13,000	4,500	4,289	3,244	—	117,864	142,897
Executive Vice President	2013	12,750	6,000	5,719	4,204	150	—	28,823
President of Consumer Banking and Branch Distribution - Enterprise Bank & Trust	2012	12,500	6,000	5,719	3,260	8,150	—	35,629

(1)	Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.

(2)	Mr. Turner's other compensation represents relocation expenses.

(3)	Mr. Leuck's other compensation includes the value paid for previously accrued sick pay and severance attributable to 2014.

(4)	Mr. Goodman's club dues represents a one-time country club initiation fee of $91,200 and club dues of $4,326.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum		$
Name	Grant Date	$	$	$
Peter F. Benoist	2/25/2014 (1)	87,500	175,000	262,500	7,940	15,880	23,820	—	246,775
Keene S. Turner	2/25/2014 (1)	50,000	100,000	150,000	2,740	5,480	8,220	—	85,159
Stephen P. Marsh	2/25/2014 (1)	37,500	75,000	112,500	2,190	4,380	6,570	—	68,065
Scott R. Goodman	2/25/2014 (1)	37,500	75,000	112,500	2,460	4,920	7,380	—	76,457
Frank H. Sanfilippo	2/25/2014 (1)	28,750	57,500	86,250	1,920	3,840	5,760	—	59,674
Richard C. Leuck	2/25/2014 (1)	20,000	40,000	60,000	1,090	2,180	3,270	—	34,033
	9/30/2014 (3)	—	—	—	—	—	—	11,313	189,153

(1)
The amounts shown reflect the threshold, target and maximum incentive grants under the long-term incentive compensation plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Long-Term Incentive Compensation”, above.

(2)
The aggregate grant date fair value pursuant to the long-term incentive compensation plan computed in accordance with FASB ASC 718. The grant reflects the performance component of the grant at target and the market condition component of the grant reflects the use of a Monte Carlo simulation value. Mr. Leuck's 2014 award was forfeited due to termination of employment on September 30, 2014.

(3)
This amount paid in accordance with Mr. Leuck's separation agreement. The 11,313 shares represent previously awarded restricted stock units which vested pursuant to the terms of his separation agreement. See "Executive Employment Agreements" for more information.

For more information, please refer to Note 17 - Compensation Plans included in the Company's 2014 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2014, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter F. Benoist
Granted 1/5/2006	3,850	—	22.73	1/5/2016
Granted 1/5/2007	2,900	—	30.17	1/5/2017
Granted 1/5/2008	3,970	—	22.90	1/5/2018
Granted 6/15/2007	16,508	—	25.63	6/15/2017
Granted 6/13/2008	43,178	—	20.63	6/13/2018
Granted 9/24/2008	50,000	—	21.49	9/24/2018
Total	120,406	—			41,802	824,753	77,080	1,520,788
Keene S. Turner
Total	—	—	—	—	6,200	122,326	5,480	108,120
Stephen P. Marsh
Granted 7/7/2008	36,000	—	15.95	7/7/2018
Total	36,000	—			19,160	378,027	22,740	448,660
Scott R. Goodman
Granted 6/15/2007	5,753	—	25.63	6/15/2017
Granted 6/13/2008	7,500	—	20.63	6/13/2018
Total	13,253	—			10,042	198,129	20,920	412,752
Frank H. Sanfilippo
Granted 6/15/2007	8,843	—	25.63	6/15/2017
Granted 6/13/2008	5,000	—	20.63	6/13/2018
Granted 9/24/2008	36,000	—	21.49	9/24/2018
Total	49,843	—			7,564	149,238	16,080	317,258

Richard C. Leuck	Nothing Outstanding

(1)
Awards granted on January 5, 2006, 2007, and 2008 represent incentive stock options and/or nonqualified stock options. Awards granted on June 15, 2007; June 13, 2008; July 7, 2008, and September 24, 2008, represent stock settled stock appreciation rights.

(2)
Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Benoist: 13,258 on March 21, 2015, 5,495 on May 8, 2015, 3,619 on December 15, 2015, 12,785 on February 25, 2016, 3,618 on December 15, 2016, 3,027 on December 15, 2017; Mr. Turner: 3,099 on December 15, 2015, and 3,101 on December 15, 2016; Mr. Marsh: 7,146 on March 21, 2015, 2,482 on May 8, 2015, 2,466 on December 15, 2015, 2,598 on February 25, 2016, 2,465 on December 15, 2016, 2,003 on December 15, 2017; Mr. Goodman: 1,214 on May 8, 2015, 2,577 on

December 15, 2015, 1,544 on February 25, 2016, 2,575 on December 15, 2016, 2,132 on December 15, 2017; Mr. Sanfilippo: 3,084 on December 15, 2015, 3,087 on December 15, 2016, and 1,393 on December 15, 2017.

(3)
The amounts shown reflect target incentive grants for the years 2012, 2013, and 2014 under the Long-Term Incentive Compensation plan. The settlements for these grants are contingent on the Company's results relative to peers for a three-year period. These grants are discussed in further detail under the heading "Long-Term Incentive Compensation."

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Peter F. Benoist	—	—	24,900	466,056
Keene S. Turner	—	—	3,100	58,590
Stephen P. Marsh	—	—	14,948	279,619
Scott R. Goodman	—	—	16,694	316,097
Frank H. Sanfilippo	—	—	9,276	171,539
Richard C. Leuck	—	—	17,505	302,405

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The following table sets forth information for each NEO during 2014 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Earnings in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
Peter F. Benoist	$100,000	$18,207	$—	$465,577
Keene S. Turner	—	—	—	—
Stephen P. Marsh	—	27,130	—	641,752
Scott R. Goodman	—	—	—	—
Frank H. Sanfilippo	—	13,407	—	444,050
Richard C. Leuck	14,374	13,565	—	215,052

(1) Amounts in this column have been reported in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 24.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the terminations had occurred as of December 31, 2014. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $19.73 per share for our common stock as of December 31, 2014, and reflects the value of RSUs and the net cash equivalent due the holder offset by any exercise or "strike" price for stock options and SSARs.

	Voluntary Termination	Disability/ Death/For Cause	Severance Upon Involuntary Termination w/o Cause	Severance Upon Change In Control Termination	Acceleration of Unvested Equity Awards	Sick Days Payout	Total Compensation Upon Involuntary Termination w/o Cause	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(f)		(d+e+f)
Peter F. Benoist	none	none	$634,637	$1,269,274	$2,345,542	$3,497	$638,134	$3,618,313
Keene S. Turner	none	none	360,000	720,000	230,446	none	360,000	950,446
Stephen P. Marsh	none	none	296,138	742,276	962,767	9,254	305,392	1,714,297
Scott R. Goodman	none	none	350,458	700,916	610,880	1,406	351,864	1,313,202
Frank H. Sanfilippo	none	none	307,500	615,000	466,496	18,653	326,153	1,100,149

A description of amounts payable to Mr. Leuck is provided under the heading "Executive Employment Agreements" on page 22 of this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the Company's shareholders	401,581	$19.24	899,553
Equity compensation plans not approved by the Company's shareholders	—	—	—
Total	401,581 (1)	$19.24	899,553 (2)

(1) Includes the following:

•	2,000 shares of common stock to be issued upon exercise of outstanding stock options under the 1999 Stock Incentive Plan (Plan IV);

•	10,720 shares of common stock to be issued upon exercise of outstanding stock options under the 2002 Stock Incentive Plan (Plan V);

•	388,861 shares of common stock used as the base for grants of stock settled stock appreciation rights under the 2002 Stock Incentive Plan (Plan V);

(2) Restricted stock units are not taken into account in calculating the weighted-average exercise price.

•	838,924 shares of common stock available for issuance under the 2013 Stock Incentive Plan (Plan VI);

•	60,629 shares of common stock available for issuance under the Non-management Director Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 9. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries in 2014, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see Related Person Transactions - Loans to Related Persons.

During 2014, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM - (Proposal A)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for fiscal year 2015 and recommends that the stockholders ratify the appointment of the accounting firm. Although stockholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for fiscal year 2015. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION — (Proposal B)

We are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our NEOs and the narrative disclosure accompanying those tables, all as set forth in pages 11 through 30 of this proxy statement. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a say-on-pay vote in its proxy materials, that we will have such an advisory vote every year.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our stockholders, and the compensation paid to our executives is consistent with such policies and procedures.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS RESOLUTION.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF SAY-ON-PAY VOTES - (Proposal C)

As described in Proposal B above, the Company's stockholders are being provided the opportunity to cast an advisory vote on the Company's executive compensation program. The advisory vote on executive compensation described in Proposal B above is referred to as a “say-on-pay vote.”

This Proposal C affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal C, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company's executive compensation program.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR “1 YEAR” FOR THE FREQUENCY OF SAY-ON-PAY VOTES.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 2, 2015, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 2, 2015, there were 20,022,467 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
Banc Fund VI, VII & VIII (jointly) (1)	1,631,241	8.1%
20 North Wacker Drive
Suite 3300
Chicago, IL 60606

PL Capital, LLC (2)	1,003,618	5.0%
47 East Chicago Avenue
Suite 336
Naperville, IL 60540

(1)     Holdings reported on Form 13G/A filed with the Securities and Exchange Commission on February 12, 2015.

(2)
According to a Schedule 13G/A filed with the Securities and Exchange Commission on January 9, 2015, PL Capital, LLC (“PL Capital”) and the following persons and entities (collectively, the “PL Capital Group”) share beneficial ownership of certain of the shares: Financial Edge Fund, L.P. (“Financial Edge Fund”); Financial Edge-Strategic Fund, L.P. (“Financial Edge Strategic”); Goodbody/PL Capital, L.P.(“Goodbody/PL LP”), PL Capital/Focused Fund, L.P. (“Focused. Fund”); PL Capital, general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund; PL Capital Advisors, LLC (“PL Capital Advisors”), the investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP; Goodbody/PL Capital, LLC (“Goodbody/PL LLC”), general partner of Goodbody/PL LP; PL Capital LLC Defined Benefit Plan (“PL Capital Pension Plan”); John W. Palmer and Richard J. Lashley, as

managing members of PL Capital, PL Capital Advisors and Goodbody/PL LLC and trustees of the PL Capital Pension Plan.

	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Peter F. Benoist (3) (4) (6)	363,595	1.8%
Scott Goodman (3) (4) (5)	51,709	*
Stephen P. Marsh (3)	158,386	*
Frank H. Sanfilippo (3) (5)	82,929	*
Keene S. Turner (4)	2,287	*
John Q. Arnold	4,000	*
Michael A. DeCola (8)	27,915	*
William H. Downey	38,476	*
John S. Eulich	30,458	*
Robert E. Guest, Jr. (7)	218,637	1.1%
James M. Havel	1,788	*
Judith S. Heeter	7,244	*
Birch M. Mullins	78,536	*
James J. Murphy, Jr.	32,906	*
Brenda D. Newberry	11,784	*
Sandra Van Trease	53,648	*
All Directors, Director Nominees, and Named Executive Officers as a Group (16 total)	1,164,298	5.8%

Richard C. Leuck	82,813	*

* Less than 1%

(1)
Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 219,502 shares of Common Stock.

(2)     Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)
Includes options outstanding and exercisable as of December 31, 2014, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Benoist, 120,406 shares; Mr. Marsh, 36,000 shares; Mr. Sanfilippo, 49,843 shares; and Mr. Goodman, 13,253 shares; all directors and named executive officers as a group, 219,502 shares.

(4)	Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Benoist, 1,175 shares; Mr. Goodman, 4,297 shares; and Mr. Turner 221 shares.
(5) Includes shares held by a bank as collateral, these shares are included in the table and footnotes as follows: Mr. Sanfilippo, 7,833 shares and Mr. Goodman 7,300 shares.

(6)
Includes 153,028 shares held in trust for the benefit of Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power and 88,986 shares held in the name of Mr. Benoist in which he has sole voting and investment power.

(7)
Includes 2,470 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 142,177 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; and 65,770 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power.

(8)
Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power and 15,825 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Engagement of Husch Blackwell LLP
In 2014 the Company paid $427,508 to the law firm of Husch Blackwell LLP to provide various legal services. Mr. Benoist's brother-in-law, Joseph P. Conran, is a partner in Husch Blackwell LLP and served as Co-Chairman of the firm's executive board.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officer avoid situations where loyalties may be divided between our interests and the employee's own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as such term is used by ASC 850, Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by the Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2014, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner, except that Stephen P. Marsh filed one late Form 4 representing a divestiture related to rebalancing holdings in a 401(K) plan.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee's role includes assisting the Board of Directors in monitoring the integrity of the Company's financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditors' qualifications, independence and performance, performance of the Company's internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The Company's independent auditor, Deloitte and Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to express its opinions on the Company's financial statements in accordance with U.S. generally accepted accounting principles and the Company's internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent auditors, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees as modified or supplemented, the rules of the SEC and other regulations. The Audit Committee received written disclosures and the letter from the independent auditors as required by PCAOB Rule 3526 - Independence regarding the independent accountant's independence and discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche and considered whether Deloitte & Touche's performance of non-audit services for the Company was compatible with auditors' independence. The Audit Committee has concluded that Deloitte & Touche is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease	William H. Downey	Robert E. Guest, Jr.
Chairperson
	James M. Havel	Brenda Newberry

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte, the Company's principal accounting firm for the years ended December 31, 2014 and 2013:

	December 31,
	2014	2013
Audit fees (1)	$716,500	$641,144
Audit related fees	—	—
Tax fees (2)	47,531	—
	$764,031	$641,144

(1)
Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters.

(2)	Tax fees include fees for services principally related to the review of Company prepared calculations.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company's independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2014, all of the services described under the headings “Audit Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte representatives are expected to attend the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming Stockholders’ meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2016 Annual Meeting of Stockholders of the Company must be received at the Company’s principal office at 150 North Meramec, Clayton, Missouri 63105 on or before November 19, 2015 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any stockholder who intends to propose any other matter to be acted upon at the 2016 Annual Meeting of Stockholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company, in the manner specified in the Company’s bylaws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2015 Annual Meeting. As a result, the notice pursuant to the Company's bylaws must be received by the Company no earlier than January 1, 2016 and no later than January 31, 2016.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company's Internet website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the Securities and Exchange Commission (“SEC”), including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company's corporate governance documents are available through our website www.enterprisebank.com.

By Order of the Board of Directors,

Noel J. Bortle, Secretary

ENTERPRISE FINANCIAL SERVICES CORP 150 NORTH MERAMEC CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ENTERPRISE FINANCIAL SERVICES CORP
The Board of Directors recommends you vote FOR the following:
Vote on Directors
1	Election of Directors
	Nominees:
	1)	Peter F. Benoist	7)	Robert E. Guest, Jr.
	2)	James J. Murphy, Jr.	8)	James M. Havel
	3)	John Q. Arnold	9)	Judith S. Heeter
	4)	Michael A. DeCola	10)	Birch M. Mullins
	5)	William H. Downey	11)	Sandra A. Van Trease
	6)	John S. Eulich

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals B and FOR “1 Year” for Proposal C and the Audit Committee recommends you vote FOR Proposal A:
			For	Against	Abstain
2	Proposal A, ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.		☐	☐	☐
			For	Against	Abstain
3	Proposal B, an advisory (non-binding) vote to approve our executive compensation.		☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4	Proposal C, an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners)
Date	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 30, 2015 – 5:00 p.m., local time
Ritz-Carlton Amphitheater
100 Carondelet Plaza
St. Louis, Missouri 63105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Peter F. Benoist and James J. Murphy, Jr., or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2015 Annual Meeting and at any adjournment or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card. This Proxy card, when properly executed will be voted as directed. If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote “FOR” the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, "FOR" Proposals A and B, and a vote in favor of “1 YEAR” for Proposal C. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2015 Annual Meeting and at any adjournments or postponements.

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN

This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the “Savings Plan”) to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on April 27, 2015, will be voted by the Savings Plan trustees as directed.

 (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)